PROSPECTUS                             Pricing Supplement No. 2931
Dated January 10, 1995                 Dated December 5, 1996
PROSPECTUS SUPPLEMENT                  Rule 424(b)(3)-Registration
                                            Statement No. 33-60723
Dated January 25, 1995
                                  GENERAL ELECTRIC CAPITAL CORPORATION
                                   GLOBAL MEDIUM-TERM NOTES, SERIES A
                                          (Floating Rate Notes)
Trade Date:  December 5, 1996

Settlement Date (Original Issue Date):  December 10, 1996

Maturity Date: December 1, 2036 (subject to earlier redemption or repayment as described under "Additional Terms--Redemption of the Notes" and "Additional Terms--Repayment at Option of Holder", respectively).

Principal Amount (in Specified Currency):  US$25,000,000

Price to Public (Issue Price): 100.00%

Agent's Discount or Commission:  0.60%

Net Proceeds to Issuer (in Specified Currency):  US$24,850,000

Interest

    Interest on the Notes is payable semiannually in arrears on each June 1 and December 1, commencing June 1, 1997 (with respect to the period from and including December 10, 1996 to but excluding June
1, 1997) and on the Maturity Date (each such date, an "Interest Payment Date"). The rate of interest payable on each Note is a variable rate, which shall be based on the Commercial Paper Rate
(as defined herein), plus or minus a Spread (as defined herein) which may be adjusted depending upon the commercial paper rating of the Company on each Interest Determination Date with respect to each monthly Accrual Period (as defined herein). Interest on the Notes will reset monthly on the 1st day of each month, commencing January 1, 1997 (each an "Interest Reset Date"). The interest rate applicable to the first Accrual Period (from and including December 10, 1996 to but excluding January 1, 1997) commencing on the Original Issue Date shall be determined two Business Days prior to the Original Issue date set forth above. See "Additional Terms-- Interest".


CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.


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                                          (Floating Rate Notes)
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                                     Pricing Supplement No. 2931
                                     Dated December 5, 1996
                                     Rule 424(b)(3)-Registration Statement
                                                    No. 33-60723


Repayment, Redemption and Acceleration

    The Notes are redeemable at the option of the Company, in whole or in part, at any time on and after December 1, 2026 (the "Initial Redemption Date") through November 30, 2031 at 105.00% of the principal amount thereof and thereafter at the decreasing prices as set forth herein, together in each case with interest to but excluding the date of redemption. See "Additional Terms-- Redemption of the Notes".

    In addition, the Notes will be repayable at the option of the holder on December 1, 2006 at 99.39% of the principal amount thereof and on each third anniversary thereafter at the increasing prices set forth herein, together in each case with interest to but excluding the date of repayment. See "Additional Terms--Repayment at Option of Holder".

Form of Notes:

    X  DTC registered        __ non-DTC registered

Additional Terms.

    General.

    The following description of the terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, insofar as such description relates to the Notes, the description of the general terms and provisions of the Notes set forth in the accompanying Prospectus dated January 10, 1995 and Prospectus Supplement dated January 25, 1995.

    Interest.

    The Notes will bear interest from December 10, 1996 (the "Original Issue Date") and will be payable semi-annually on June 1 and December 1 of each year, commencing June 1, 1997 (with respect to the period from and including December 10, 1996 to but excluding June 1, 1997) (each such date, an "Interest Payment Date") and on the Maturity Date. In the event that any Interest Payment Date is not a Business Day, interest on the Notes will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day. "Interest Period" shall mean each period beginning on the Original Issue Date or an Interest Payment Date up to but excluding the next succeeding Interest Payment Date.

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                                          (Floating Rate Notes)
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                                     Pricing Supplement No. 2931
                                     Dated December 5, 1996
                                     Rule 424(b)(3)-Registration Statement
                                                    No. 33-60723



    The Notes will bear interest for each Interest Period at a variable rate per annum based on the Commercial Paper Rate (as defined below) for each Accrual Period (as defined below) within such Interest Period, as adjusted by the applicable Spread (as defined below), if any. The "Accrual Period" shall be the period beginning on and including the Original Issue Date and ending on and excluding January 1, 1997, and thereafter each successive one-month period beginning on and including the first day of each month and ending on and including the day preceding the next Accrual Period, whether or not such day is a Business Day. Interest during each Accrual Period will accrue at the Commercial Paper Rate, adjusted by the applicable Spread, if any, for such Accrual Period on the outstanding principal amount of the Notes and on the sum of the amounts of interest for each of the previous Accrual Periods within an Interest Period.

    The "Commercial Paper Rate" for each Accrual Period within each Interest Period shall be determined by the Calculation Agent by the Calculation Date (as defined below) with respect to the Interest Determination Date for such Accrual Period based upon the Bond Equivalent Yield (calculated as described below) of the per annum rate on such Interest Determination Date for commercial paper having a 30-day maturity placed for issuers the bond rating of which is "AA", or the equivalent, from a nationally recognized rating agency as such rate is published by the Board of Governors of the Federal Reserve System in "Statistical Release H.15(519), Selected Interest Rates", or any successor publication of the Board of Governors of the Federal Reserve System ("H.15(519)") under the heading "Commercial Paper". In the event that such rate is not published by 3:00 P.M., New York City time, on the Calculation Date with respect to such Interest Determination Date, then the Commercial Paper Rate for such Accrual Period shall be the Bond Equivalent Yield of the rate on that Interest Determination Date for commercial paper having a 30-day maturity placed for issuers the bond rating of which is "AA", or the equivalent, from a nationally recognized rating agency as such rate is published by the Federal Reserve Bank of New York in its daily statistical release, "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Commercial Paper". If by 3:00 P.M., New York City time, on such Calculation Date, such rate is not yet published either in H.15(519) or in Composite Quotations, the Commercial Paper Rate for such Accrual Period shall be the Bond Equivalent Yield of the arithmetic mean of the offered rates for commercial paper having a 30-day maturity placed for issuers the bond rating of which is "AA", or the equivalent, from a nationally recognized rating agency as of 11:00

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                                          (Floating Rate Notes)
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                                     Pricing Supplement No. 2931
                                     Dated December 5, 1996
                                     Rule 424(b)(3)-Registration Statement
                                                    No. 33-60723



A.M., New York City time, on that Interest Determination Date of three leading dealers of commercial paper in The City of New York selected by the Calculation Agent. If fewer than three such offered rates are available on such Calculation Date, the Commercial Paper Rate for such Accrual Period will be equal to the offered rate for U.S. dollar deposits having a maturity of one month that appears on the Reuters Screen ISDA Page as of 11:00 A.M., London time, on such Interest Determination Date, less 0.25%. If such offered rate does not appear on such Calculation Date, the Commercial Paper Rate for such Accrual Period will be equal to the arithmetic mean, as calculated by the Calculation Agent, of the offered rates for U.S. dollar deposits having a maturity of one month that appear on the Reuters Screen LIBO Page as of 11:00 A.M., London time, on such Interest Determination Date, less 0.25%. If fewer than two such offered rates appear on such Calculation Date, the Commercial Paper Rate for such Accrual Period will be determined on the basis of the rates at which deposits in U.S. dollars having a maturity of one month and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time are offered at approximately 11:00 A.M., London time, on that Interest Determination Date by four major banks in the London interbank market selected by the Calculation Agent (the "Reference Banks") to prime banks in the London interbank market. The Calculation Agent will request the principal London office of each of such Reference Banks to provide a quotation of its rates. If at least two such quotations are provided on such Calculation Date, the Commercial Paper Rate for such Accrual Period shall be the arithmetic mean of such quotations, less 0.25%. If fewer than two quotations are provided on such Calculation Date, the Commercial Paper Rate for such Accrual Period shall be the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on that Interest Determination Date by three major banks in The City of New York selected by the Calculation Agent for such Accrual Period for loans in U.S. dollars to leading European banks having a maturity of one month and in a principal amount equal to an amount of not less than U.S.$1,000,000 that is representative for a single transaction in such market at such time less 0.25%; provided, however, that if the banks in The City of New York selected as aforesaid by the Calculation Agent are not quoting as mentioned in this sentence on such Calculation Date, the Commercial Paper Rate for such Accrual Period shall, subject to the next succeeding paragraph, be the Commercial Paper Rate in effect for the immediately preceding Accrual Period.

                                          (Floating Rate Notes)
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                                     Pricing Supplement No. 2931
                                     Dated December 5, 1996
                                     Rule 424(b)(3)-Registration Statement
                                                    No. 33-60723


    In the event that none of the foregoing sources of rates are available for a period of six consecutive Accrual Periods, the Calculation Agent shall select (i) an index for interest rates and alternatives for such index that are comparable to indices for commercial paper having a 30-day maturity placed for issuers the bond rating of which is "AA" or indices for U.S. dollar deposits having a maturity of one month and (ii) an appropriate source or sources for such index and alternative indices. Upon notice of such selection given by the Company or, at the Company's request, the Trustee, to the holders of the Notes, such index, alternative indices and the sources therefor shall be used for determining the Commercial Paper Rate for each succeeding Accrual Period until such indices or sources therefor are no long available, in which case the procedures set forth in the immediately preceding paragraph shall again be followed.

    The "Interest Determination Date" for each Accrual Period within each Interest Period shall be the second Business Day next preceding such Accrual Period. The "Calculation Date" with respect to an Interest Determination Date shall be the tenth Business Day after such Interest Determination Date.

    The "Bond Equivalent Yield" shall be a yield (expressed as a percentage) calculated in accordance with the following formula:

     Bond Equivalent Yield =        D  X   N        X   100
                                         360 - (D X M)

where "D" refers to the per annum Commercial Paper Rate, quoted on a bank discount basis and expressed as a decimal; "N" refers to 365 (or 366 in the case of any Accrual Period commencing during a leap year); and "M" refers to the actual number of days in the Accrual Period for which interest is being calculated.

    "Reuters Screen ISDA Page" shall mean the display designated as page "ISDA" on the Reuters Monitor Money Rates Service ("Reuters") (or such other page as may replace the ISDA page on that service for the purpose of displaying London interbank offered rates of major banks).

                                          (Floating Rate Notes)
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                                     Pricing Supplement No. 2931
                                     Dated December 5, 1996
                                     Rule 424(b)(3)-Registration Statement
                                                    No. 33-60723


    "Reuters Screen LIBO Page" shall mean the display designated as page "LIBO" on Reuters (or such other page as may replace the LIBO page on that service for the purpose of displaying London interbank offered rates of major banks).

    The "Spread" for each Accrual Period shall be plus or minus a percentage based on the prevailing rating of the Company's commercial paper (the "Company's Commercial Paper") in effect at the close of business on the Interest Determination Date for such Accrual Period. The applicable Spread, based on the prevailing rating of the Company's Commercial Paper, for an Accrual Period within an Interest Period will be as follows:

                Prevailing Rating               Spread

                A-1+/P-1 . . . . . . . . . . . minus 0.30%
                A-1/P-1 or above . . . . . . . minus 0.20%
                A-2/P-2 or above . . . . . . . plus 0.00%
                A-3/P-3 or above . . . . . . . plus 0.15%
                Below A-3/P-3. . . . . . . . . plus 0.40%

    For the purposes of this definition, the "prevailing rating" of the Company's Commercial Paper shall be (i) A-1+/P-1, if the Notes have a rating of A-1+ by Standard & Poor's Ratings Group or its successor ("S&P") and P-1 by Moody's Investors Services, Inc. or its successor ("Moody's") or the equivalent of such ratings by S&P or Moody's or by a substitute rating agency or substitute rating agencies selected as provided below, (ii) if not A-1+/P-1, then A-1/P-1, if the Notes have a rating of A-1 or better by S&P and P-1 or better by Moody's or the equivalent of such ratings by S&P or Moody's or by a substitute rating agency or substitute rating agencies selected as provided below, (iii) if not A-1+/P-1 or A-1/P-1, then A-2/P-2, if the Notes have a rating of A-2 or better by S&P and P-2 or better by Moody's or the equivalent of such ratings by S&P or Moody's or by a substitute rating agency or substitute rating agencies selected as provided below, (iv) if not A-1+/P-1, A-1/P-1 or A-2/P-2, then A-3/P-3, if the Notes have a rating of A-3 or better by S&P or P-3 or better by Moody's or the equivalent of such rating by S&P or Moody's or by a substitute rating agency or substitute rating agencies selected as provided below, and (v) if not A-1+/P-1, A-1/P-1, A-2/P-2 or A-3/P-3, then Below A-3/P-3. If
S&P or Moody's or both shall not make such a rating available, the Calculation Agent shall select a nationally recognized securities rating agency or two nationally recognized securities rating agencies to act as a substitute rating agency or substitute rating agencies, as the case may be.

                                          (Floating Rate Notes)
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                                     Pricing Supplement No. 2931
                                     Dated December 5, 1996
                                     Rule 424(b)(3)-Registration Statement
                                                    No. 33-60723


    Interest on the Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months. Interest on the Notes will be equal to the sum of interest amounts for each Accrual Period within that Interest Period. Interest for an Accrual Period will be calculated in accordance with the following formula:

  Interest for Accrual Period = APA  X  (CPR  +  Spread)  X  T/360

where, "APA" refers to adjusted principal amount and means (i) in respect of the first Accrual Period in an Interest Period, the principal amount of a Note and (ii) in respect of each succeeding Accrual Period in the Interest Period, an amount equal to the sum of (x) the outstanding principal amount of such Note and (y) the sum of the amounts of interest for each of the previous Accrual Periods in such Interest Period; "CPR" refers to the applicable Commercial Paper Rate for such Accrual Period; "Spread" refers to the applicable Spread for such Accrual Period expressed as a negative or positive percentage, as the case may be, and "T" refers to 30 with respect to each Accrual Period.

    The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

    The Calculation Agent will, upon the request of the holder of any Note, provide the interest rate then in effect. The Calculation Agent is Merrill Lynch, Pierce, Fenner & Smith Incorporated until such time as the Company appoints a successor calculation agent.
All calculations made by the Calculation Agent in the absence of manifest error shall be conclusive for all purposes and binding on the Company and the holders of the Notes.

                                          (Floating Rate Notes)
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                                     Pricing Supplement No. 2931
                                     Dated December 5, 1996
                                     Rule 424(b)(3)-Registration Statement
                                                    No. 33-60723


    Redemption of the Notes.

    The Notes may not be redeemed prior to December 1, 2026. On that date and thereafter the Notes may be redeemed, at the option of the Company, in whole or in part, at the redemption prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together in each case with interest accrued to but excluding the date fixed for redemption (subject to the right of the registered holder on the record date for an interest payment becoming due on or prior to such date fixed for redemption to receive such interest):

    If Redeemed during the               Redemption
    Period set forth below                Price

    December 1, 2026 through November 30, 2031                         105.00%
    December 1, 2031 through November 30, 2032                         104.00%
    December 1, 2032 through November 30, 2033                         103.00%
    December 1, 2033 through November 30, 2034                         102.00%
    December 1, 2034 through November 30, 2035                         101.00%
    December 1, 2035 through maturity                                  100.00%

    In the event of any redemption of less than all the outstanding Notes, the particular Notes (or portions thereof in integral multiples of U.S.$1,000) to be redeemed will be selected by the Trustee by such method as the Trustee shall deem fair and appropriate.

    Notice of redemption shall be provided at least 30 and not more than 60 calendar days prior to the date fixed for redemption as described under "DESCRIPTION OF NOTES--Optional Redemption" in the accompanying Prospectus Supplement.

    Repayment at Option of Holder.

    Any Note will be repayable at the option of the holder thereof, upon written notice as provided in the Note, on the Interest Payment Dates and at the repayment prices (in each case expressed as a percentage of the principal amount) set forth in the following table, together in each case with interest accrued to but excluding the date of repayment (subject to the right of the registered holder on the record date for an interest payment becoming due on or prior to such date of repayment to receive such interest):

                                          (Floating Rate Notes)
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                                     Pricing Supplement No. 2931
                                     Dated December 5, 1996
                                     Rule 424(b)(3)-Registration Statement
                                                    No. 33-60723


                Repayment                       Repayment
                  Date                            Price

                December 1, 2006 . . . . . . . . .99.39%
                December 1, 2009 . . . . . . . . .99.60%
                December 1, 2012 . . . . . . . . .99.87%
                December 1, 2015 and on
                each third anniversary
                thereafter until maturity               100.00%

    In order for a Note to be repaid, the Paying Agent must receive Notice at least 30 but not more than 60 calendar days prior to the optional repayment date as described under "DESCRIPTION OF NOTES-- Repayment at the Noteholders' Option; Repurchase" in the accompanying Prospectus Supplement.

    Certain Covenants of the Company.

    As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.

Certain United States Tax Considerations.

    The following discussion supplements the discussion contained in the Prospectus Supplement dated January 25, 1995 under the heading "United States Tax Considerations." Prospective purchasers of
Notes are advised to consult their own tax advisors with respect to tax matters relating to the Notes.

    General.

    The treatment of the Notes in the hands of a purchaser under federal, state and local tax laws depends upon many factors. Under Treasury Regulations, the Notes may be deemed to be issued with original issue discount or contingent interest for federal income tax purposes because it is not entirely clear whether the Notes fall within the definition of a variable rate debt instrument. If the Notes are deemed to be issued with original issue discount or contingent interest, cash basis holders of the Notes would be required to accrue such original issue discount or contingent interest into income before the receipt of cash attributable to such income. The Company does not intend to treat the Note as issued with original issue discount or contingent interest in the absence of a clarification or change in law.

                                          (Floating Rate Notes)
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                                     Pricing Supplement No. 2931
                                     Dated December 5, 1996
                                     Rule 424(b)(3)-Registration Statement
                                                    No. 33-60723


    Notes Used as Qualified Replacement Property.

    Prospective investors seeking to treat the Notes as "qualified replacement property" for purposes of section 1042 of the Internal Revenue Code of 1986, as amended (the "Code"), should be aware that section 1042 requires the issuer to meet certain requirements in order for the Notes to constitute qualified replacement property. In general, qualified replacement property is a security issued by a domestic corporation that did not, for the taxable year preceding the taxable year in which such security was purchased, have "passive investment income" in excess of 25 percent of the gross receipts of such corporation for such preceding taxable year. For purposes of the passive investment income test, where the issuing corporation is in control of one or more corporations and such issuing corporation is controlled by one or more other corporations, all such corporations are treated as one corporation (the "Affiliated Group") for the purposes of computing the amount of passive investment income for purposes of section 1042. The Company believes that less than 25 percent of its Affiliated Group's gross receipts (which includes the General Electric Company and its controlled subsidiaries) is passive investment income for the taxable year ending December 31, 1995. In making this determination, the Company has made certain assumptions and used procedures which it believes are reasonable. However, the characterization of certain types of income (as active or passive investment income) in certain of the Affiliated Group's finance companies (the "Finance Companies") is not entirely clear as there are no Treasury regulations or rulings promulgated by the Internal Revenue Service (the "IRS") that explain the characterization of such income in circumstances similar to those of the Company's Affiliated Group. Even if such categories of income were treated as passive investment income, the Company believes that the Affiliated Group's passive investment income did not exceed more than 25 percent of the Affiliated Group's gross receipts for the taxable year ending December 31, 1995. It is possible that the IRS may disagree with the manner in which the Company has calculated the Affiliated Group's gross receipts and passive investment income and the conclusions reached herein.

                                          (Floating Rate Notes)
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                                     Pricing Supplement No. 2931
                                     Dated December 5, 1996
                                     Rule 424(b)(3)-Registration Statement
                                                    No. 33-60723



Additional Information:

    General.

    At September 28, 1996, the Company had outstanding indebtedness totalling $114.704 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 28, 1996 excluding subordinated notes payable after one year was equal to $114.007 billion.

    Consolidated Ratio of Earning to Fixed Charges.

    The information contained in the Prospectus under the caption
"Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                Year Ended December                   Nine Months Ended
        1991    1992     1993     1994     1995       September 28, 1996

        1.34    1.44     1.62     1.63     1.51             1.56

    For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

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                                          (Floating Rate Notes)
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                                     Pricing Supplement No. 2931
                                     Dated December 5, 1996
                                     Rule 424(b)(3)-Registration Statement
                                                    No. 33-60723


    Documents Incorporated by Reference.

    The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 29, 1996 and September 28, 1996 and the Company's Form 8-K dated June 28, 1996 heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

Plan of Distribution.

    The Notes are being purchased by Merrill Lynch, Pierce, Fenner & Smith Incorporated (the "Underwriter"), as principal, at the public offering price of 100.00% less an underwriting discount equal to 0.60% of the aggregate principal amount of the Notes.

    The Company has agreed to indemnify the Underwriter against and contribute toward certain liabilities, including liability under the Securities Act of 1933, as amended.